                                                                     EXHIBIT 3.5


                          CERTIFICATE OF INCORPORATION

                                       OF

                              SCI ACQUISITION CORP.


        FIRST: The name of the Corporation is SCI Acquisition Corp.

        SECOND: The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road in the City of Wilmington, County of New Castle. The name and address of its registered agent is Corporation Service Company, Wilmington, Delaware 19805.

        THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

        FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 10,000 shares of Common Stock, $.01 par value.

        FIFTH: From time to time the Corporation may issue its authorized shares for such consideration per share (with respect to shares having a par value, not less than the par value thereof), either in money or money's worth of property or services, and for such other consideration, whether greater or less, now or from time to time hereafter permitted by law, as may be fixed by the Board of Directors; and all shares so issued shall be fully paid and nonassessable.

        No holder of any shares of any class shall as such holder have any preemptive right to subscribe for or purchase any other shares or securities of any class, whether now or hereafter authorized, which at any time may be offered for sale or sold by the Corporation.

        SIXTH: The name and the mailing address of the incorporator is:

        Name                  Mailing Address

        Greg R. Samuel        901 Main Street
                              Suite 8100
                              Dallas, TX 75202

        SEVENTH: The number of directors shall be fixed by the bylaws of the Corporation and until changed in accordance with the manner prescribed by the bylaws shall be one (1). The name and address of the person who is to serve as the sole director until the first annual meeting of stockholders, or until his successors be elected and qualified, are as follows:

        Name                  Mailing Address

        Thomas J. Owens       17103 Preston Road
                              Suite 190, LB-120
                              Dallas, Texas 75248

        EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the Corporation without action on the part of the stockholders.

        NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

        TENTH:  The Corporation is to have perpetual existence.

        ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        TWELFTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this Section shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

        THIRTEENTH: The Corporation shall indemnify and advance expenses to each person who is or was a director or nominee for director of the Corporation in every capacity in which such person serves for which the Corporation may or is required to indemnify or advance expenses to such person, for amounts incurred by such person in connection with any action, suit or proceeding to which such person was, is or may be a party by reason of such person's position with the Corporation or service on behalf of the Corporation, when and to the fullest extent permitted or required by the Delaware General Corporation Law and any other applicable law, as such laws now exist and to such greater extent as they may provide in the future. Any repeal or modification of this Section shall be prospective only and shall not adversely affect the rights existing at the time of such repeal or modification.

        THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this ___ day of _______, 1998.


                                           -------------------------------------
                                           Greg R. Samuel